Exhibit J

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

First Reserve and Crestwood Management Announce CEQP Unit

Purchase Program through Crestwood Holdings

HOUSTON, TEXAS, – December 7, 2015 – Crestwood Holdings Partners LLC (“Crestwood Holdings”) today announced plans to implement a unit purchase program of up to $100 million of the limited partner common units of Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood” or “CEQP”) in a move of continued confidence in CEQP’s long-term outlook. Crestwood Holdings is wholly owned by Crestwood Management and First Reserve, the global private equity and infrastructure investment firm exclusively focused on energy, and is the indirect controlling member of the general partner of CEQP. The unit purchases will be effected by FR Crestwood Management Co-Investment LLC, a wholly owned subsidiary of Crestwood Holdings, and are expected to commence the week of December 7, 2015. Units may be purchased under the program in open market transactions, in privately negotiated transactions or otherwise.

“The current market environment has created a large disconnect between CEQP’s market value and the fundamental value of our diversified portfolio of strong cash flow producing assets,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We remain steadfast and confident in Crestwood’s ability to navigate through this downturn in the energy industry and we believe in the long-term growth potential of our assets. Along with the recent simplification merger and reverse unit split, this step highlights the confidence we have in Crestwood’s future and further aligns the interests of our General Partner and Management team with our limited partners through meaningful incremental investment.”

Michael G. France, Managing Director of First Reserve, stated, “As the sponsor of Crestwood, First Reserve remains highly committed to the growth and success of the company and has confidence in the strength of Crestwood’s assets, management team and prospects for the future. We are pleased to broaden our commitment through this unit purchase program and our recently announced support of Crestwood’s Delaware-Permian growth opportunities. We remain confident in Crestwood’s long-term outlook and look forward to continuing to support the company in unlocking the full value potential for our growing investment as well as that of Crestwood’s public unitholders.”

The amount and timing of any unit purchases may vary and will be determined based on market conditions, unit price and other factors. The program does not require Crestwood Holdings to purchase any specific number of units, and may be modified, suspended or terminated at any time without notice. Unit purchases made under the program will not impact total units outstanding.

ENDS

NEWS RELEASE

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About First Reserve

First Reserve is the largest global private equity and infrastructure investment firm exclusively focused on energy. With over 30 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised approximately USD $31 billion of aggregate capital since inception. Putting these to work, First Reserve has completed more than 550 transactions (including platform investments and add-on acquisitions) on six continents. Its portfolio companies span the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services and infrastructure. Visit us at www.firstreserve.com for more information.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

NEWS RELEASE

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

First Reserve

Media Inquiries

Caroline Harris-Gibson

Prosek Partners

Tel: 212.279.3115 ext. 222

E-mail: cgibson@prosek.com

Meredith Mitchell

Prosek Partners

Tel: 212.279.3115 ext. 268

E-mail: mmitchell@prosek.com

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